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2009 LETTER TO SHAREHOLDERS

April 2010

Dear Shareholders:

2009 was a truly transformational year for NeoStem, Inc. With the establishment of our adult stem cell business platform in China and the acquisition of Suzhou Erye, a profitable and growing China-based pharmaceutical operation, NeoStem has emerged as a sophisticated international biopharmaceutical company with multiple commercial revenue streams. I am excited to share with you several of our key 2009 milestones and 2010 plans to accelerate growth.

Our mission is to advance the potentially vast therapeutic and diagnostic applications of adult stem cells, and help individuals to collect and store their own cells for medical use. I believe we have taken important steps to accomplish that mission and are well positioned to become a global leader in providing advanced adult stem cell banking and therapeutic services.

Accelerating Stem Cell Operations in China through Strategic Partnerships

With the signing of a number of strategic partnerships with leading hospitals and research organizations, we made significant strides last year in advancing our innovative stem cell business platform in China to take advantage of what we view as the country’s receptive market for advanced therapeutics. We are leveraging these important relationships to more quickly launch our commercial and clinical stem cell application programs in China, and are well positioned to begin recognizing the first commercial stem cell revenue in 2010. In the long run, we plan to transfer the technology, know-how and data to accelerate the development of similar programs in the U.S. Additionally, by leveraging the more progressive stem cell environment in China and bringing our unique stem cell technologies and deep expertise in China, we hope to provide a valuable alternative to traditional therapies to Chinese consumers and international visitors seeking advanced therapeutics that are unavailable in their own countries.

We are establishing a network of hospitals to offer orthopedic-related stem cell-based treatments in China. The first of these collaborations was established last year with Shandong Wendeng Orthopedic Hospital to treat patients and conduct clinical research regarding the application of autologous adult stem cells for a variety of orthopedic conditions. Wendeng Hospital is one of the leading specialty orthopedic hospitals in China, with close to 90% of its inpatient capacity dedicated to orthopedic cases. Physician and laboratory personnel at Wendeng have completed training and launched operations in the first quarter of 2010.

We have a collaborative agreement with Enhance BioMedical Holdings Limited for the development of an adult stem cell collection and treatment network in Taiwan and Shanghai, as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. Based on its extensive relationships with leading healthcare providers at numerous hospitals in these regions, Enhance BioMedical will offer stem cell therapies that leverage our portfolio of advanced technologies and techniques. In addition, Enhance BioMedical is launching adult stem cell collection and storage services and stem cell-based anti-aging applications at its Anti-Aging and Prevention Medical Center in Taiwan. Through its beneficial ownership of approximately 16.7% of our common stock, we believe that Enhance BioMedical’s strategic interest is closely aligned with ours to advance stem cell applications for anti-aging and cosmetic uses throughout China in the coming years.

We continue to pursue new collaborative partnerships to rapidly and broadly apply our portfolio of advanced stem cell technologies.

Accessing China’s Rapidly Growing Pharmaceutical Market through Erye Acquisition

We made a significant step in expanding our global footprint with our October 2009 acquisition of China-based integrated biopharmaceutical company, China Biopharmaceuticals Holdings, Inc. (CBH) last year. As a result, NeoStem acquired a 51% controlling interest in Suzhou Eyre, CBH’s primary operating subsidiary. Erye is a profitable and fast growing antibiotic producer in one of the fastest growing pharmaceutical markets in the world. With its more than 50 years of history, Erye currently manufactures over 100 drugs on seven GMP lines and has a pipeline of seven new product opportunities, including two that have been approved by the SFDA and are pending launch in the summer of 2010. Since 2007, Erye’s revenues have nearly doubled to $61.0 million (unaudited) in 2009, representing year-over-year growth of 22.6%.

IMS Health estimates that China’s pharmaceutical market will reach $78 billion by 2013 with the country poised to become the third largest drug market in the world, only behind the U.S. and Japan. Erye is well positioned in the rapidly growing Chinese pharmaceutical market and should benefit from China’s $124 billion healthcare reform budget to improve the healthcare system in 2009-11. One key purpose of the healthcare reform is to provide universal medical service to China’s 1.3 billion population, including insurance coverage for at least 90% of the population by 2011. The new healthcare insurance system will also cover many antibiotic drugs as “essential medicines” and provide patients 100% payment coverage. We expect these significant new opportunities to boost demand for lower cost and more commonly used drugs, including Erye’s large portfolio of generic antibiotic products.

To meet the anticipated ramp up in volume, Erye has begun significant expansion of its manufacturing capacity with the construction of a new 12-building campus style facility completed in 2009. Relocation of the operations is well underway with SFDA’s approval of the first two GMP production lines at the new plant to manufacture solvent crystallization sterile penicillin and freeze dried raw sterile penicillin. The two new lines provide 50% and 100% greater manufacturing capacity, respectively, than those at the existing facility. Historically, these two lines have accounted for approximately 20% of Erye's sales. We are supporting the efforts to complete the production transfer to the new plant by 2011 and remain confident that, with the significant boost in capacity, Erye will be well positioned to become one of the largest antibiotic producers in Eastern China.

Overall, we believe that Erye will not only diversify our business opportunities in the near and long term, but also enhance our growing presence in China’s biopharmaceutical industry and potentially provide a clearer path to corporate profitability over time.

Gaining Access to Diverse Group of Innovative Stem Cell Technologies

In 2009, we expanded our portfolio of advanced stem cell technologies through several license agreements. With a diverse group of stem cell application platforms, including an exclusive worldwide license to VSELTM technology, we are well positioned to deploy a range of innovative stem cell applications that could ultimately shift the treatment landscape for a variety of conditions in orthopedic, wound healing, anti-aging and cardiovascular areas. NeoStem is committed to continuing to expand our technology and intellectual property portfolio to gain a competitive leading edge in the field of adult stem cell therapies.

We obtained exclusive worldwide rights to innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation. The licensed technology was developed by Dr. Vincent C. Giampapa, a Board-certified plastic reconstructive surgeon and Assistant Clinical Professor of Plastic and Reconstructive Surgery at the University of Medicine and Dentistry of New Jersey. Dr. Giampapa, one of the first certified anti-aging medical physicians in the world and a member of our Scientific Advisory Board, has demonstrated some of his skin rejuvenation techniques using autologous adult stem cells at the 2009 International Stem Cell Technology and Applications Summit in Qingdao, China. His presentation has attracted wide public and professional interest from leading stem cell practitioners around the world and we are responding to this growing interest with the launch of this stem cell application throughout China, through our collaborative relationship with Enhance BioMedical.

We also gained an exclusive license to an innovative product, Primcel, a mesenchymal stem cell product and procedure using autologous bone marrow-derived stem cells to promote the healing of chronic wounds developed by Vincent Falanga, M.D., Chairman of the Department of Dermatology and Skin Surgery at Roger Williams Medical Center, Providence, R.I. Early clinical studies indicate that Primcel can be used to accelerate healing of chronic wounds and Dr. Falanga's work seeks to develop a prepackaged product, ready for physician use in a clinical setting. We look to leverage the Primcel application, with a commitment from the Department of Defense in 2008, to use stem cells to treat wounds suffered by members of the U.S. military and first responders, and believe this effort can lead to groundbreaking medical findings that ultimately save troops from amputations and immobilization from injuries sustained while fighting for our country.

We acquired an exclusive license for Asia to use an innovative process that expands a patient’s own adult stem cells to treat a variety of musculoskeletal diseases. The licensed procedure, RegenexxTM, developed by Regenerative Sciences, Inc. (RSI), uses autologous mesenchymal stem cells extracted from bone marrow for the treatment of various orthopedic conditions, including osteoarthritis, meniscus tears of the knee, and bulging lumbar discs. RSI is providing us with consulting services for the Asia market, including the training of our partners in China, such as Wendeng, to prepare to commercially launch the procedure. We believe that the integration of our adult stem cell collection and storage capabilities into the RegenexxTM procedure will enhance its marketability in China and the U.S.

Enhancing Shareholder Value and Corporate Governance

In addition to our significant business progress, we took additional steps to enhance our corporate governance and shareholder value during 2009. To that end, we expanded our board of directors to include Drew Bernstein, CPA and Managing Partner of Bernstein & Pinchuk LLP, as the Chairman of our board’s Audit Committee. As a co-founder of accounting firm Bernstein & Pinchuk LLP, a member of the BDO Seidman Alliance, Mr. Berstein brings with him diverse international business experience and financial expertise, which is especially important as we grow our multi-pronged operations in the U.S. and China. We have continued to enhance our corporate governance in 2010 with the appointment of Deloitte and Touche as our independent registered public accountant and the addition of Eric Wei, Managing Partner of RimAsia Capital Partners, a principle shareholder, to our board of directors.

Additionally, we were certified by the State of New York as a Qualified Emerging Technology Company for the year ended December 31, 2009. As a result of this designation, certain of our investors may have been eligible for up to a 20% tax credit from the State of New York relating to their direct investment in NeoStem.

Other Important Developments

We were awarded a grant of $108,746 from the National Institutes of Health to study the repair of bone defects by human stem cells, specifically investigating the potential of very small embryonic-like stem cells to regenerate bone in an animal model. The project is being led by Dr. Russell Taichman at the University of Michigan School of Dentistry and helps to advance our effort to broaden the application of VSELTM technology as an autologous adult stem cell-based therapy for osteoporosis and other bone diseases.

Dr. Mariusz Ratajczak, world renowned investigator in the field of adult stem cells and co-inventor of the VSELTM technology, and his team gave five posters and two oral presentations at the American Society of Hematology Annual Meeting in December 2009. These sessions highlighted the basic cellular mechanisms of very small embryonic-like stem cells and their potentially significant role in tissue regeneration. In March 2010, Dr. Ratajczak formally joined our Scientific Advisory Board to help us advance the application of VSELTM technology to fulfill our goal of leveraging its important role as a new generation of stem cell therapies and diagnostics.

What’s in store for 2010

In 2010, we are focused on growing our Erye pharmaceutical platform, expanding our U.S. stem cell collection network, and implementing and advancing our adult stem cell initiatives in China. In the first few months of the year, we have already made solid progress in each of these endeavors and I believe we are well underway to execute our growth plan for 2010.

So far in 2010, Erye received approval for the first two manufacturing lines at its new facility and approval to manufacture sterile active pharmaceutical ingredient of the anti-infective generic cloxacillin sodium. In the U.S., we have already opened two new stem cell collection centers, in Austin, TX and Cambridge, MA, and are well on track to achieve our goal of 10 centers by year-end. In China, Wendeng Hospital launched orthopedic-related stem cell services in the first quarter and we anticipate commercial revenue generation starting in the second quarter of 2010. Additionally, we have already established several new collaborative relationships in China in 2010 – including those with Peking University Diabetes Center and Beijing Institute of Geriatrics, to enable future stem cell application launches. In the U.S., we recently launched our stem cell R&D laboratory at the 8,000 square foot facility at the Riverside Technology Center in Cambridge, MA, which will also support the planned development of our technologies.

In summary, I am very proud of the significant strides we made last year and so far in 2010, and want to thank all of our hard working employees for their dedicated efforts. We remain committed to continuing the execution of our strategy and delivering value to all of our stakeholders in the years ahead. On behalf of the entire NeoStem management team, thank you for your continued support of our mission.

Sincerely yours,

/s/ Robin L. Smith, MD, MBA

Robin L. Smith, MD, MBA
Chairman and CEO
NeoStem, Inc.